EXHIBIT 10.8


                        COMPOSITE TECHNOLOGY CORPORATION

                              EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") is made and entered into this 1st day of October 2003 by and between Composite Technology Corporation, Inc., a Nevada corporation (the "Company"), and Dominic J.G.G. Majendie ("Executive").

                                    RECITALS

      WHEREAS, Executive has the experience to provide services to the Company of an extraordinary character which gives such services a unique value; and

      Whereas the Company desires to retain the services of Executive, and Executive desires to be employed by the Company for the term of this Agreement.

      NOW AND THEREFORE, the Company and Executive, intending to be legally bound, hereby agree as follows:

      1. EMPLOYMENT. The Company hereby employs Executive as the Director of Operations, EMEA (Europe, Middle East, and Africa) of the Company. Executive shall be required to relocate to the Company's headquarters, currently in Irvine, Orange County, California, USA and be required to work at such office. For the term of Executive's employment, and upon the other conditions set forth in this Agreement, Executive accepts such employment and agrees to perform services for the Company, subject always to such resolutions as are established from time to time by the Board of Directors of the Company.

      2. TERM. The term of Executive's employment hereunder shall commence on the execution date of this Agreement and continue through September 30, 2008 and may be extended automatically at the option of the Company subject to the termination provisions contained herein. The Agreement may be terminated by the Company only for cause as set forth below, and shall not constitute "at will" employment.

      3. POSITION AND DUTIES.

            3.1. SERVICES WITH THE COMPANY. During the term of this Agreement, Executive agrees to perform such duties and exercise such powers related thereto as may from time to time be assigned to him by the Company's Board of Directors (the "Board"). Executive shall duly and diligently perform all duties assigned to him while in the employ of the Company. He shall be bound by and faithfully observe and abide by all rules and regulations of the Company which are brought to his notice or of which he should be reasonably aware.

            3.2. NO CONFLICTING DUTIES. Executive shall devote sufficient productive time, ability, and attention to the business of the Company during the term of this Agreement in a manner that will serve the best interests of the Company. During the term hereof, Executive shall not serve as an officer, director, employee, consultant or advisor to any other business without the prior written consent of the Company's Board, which shall not be unreasonably withheld. Executive hereby confirms he is under no contractual commitments inconsistent with his obligations set forth in this Agreement. This Agreement shall not be interpreted to prohibit Executive from making passive personal investments or conduct private business affairs if those activities do not materially interfere with the services required under this Agreement.


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      4. COMPENSATION.

            4.1. ANNUAL SALARY. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive an annual salary of One hundred and Twenty Thousand Dollars ($120,000.00) (the "Annual Salary"). Executive's Annual Salary shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies. On or before the yearly anniversary date of this Agreement, the Board of Directors shall determine the increase to the Annual Salary, but in no event shall it be less than ten percent (10%). The adjusted Annual Salary shall become effective on or before the yearly anniversary date.

            4.2. SIGNING BONUS. Upon the execution of this Agreement, the Company shall pay Executive a signing bonus of Ten Thousand Dollars ($10,000.00) (the "Signing Bonus").

            4.3. RELOCATION BONUS. Upon relocation to Orange County, California, the Company shall pay Executive a relocation bonus of Five Thousand Dollars ($5,000.00) (the "Relocation Bonus").

            4.4. ANNUAL BONUS. The Company may pay Executive an annual cash bonus ("Net Profit Bonus"). The Net Profit Bonus shall be as decided by the Board of Directors from time to time at its sole discrection.

            4.5. PROJECT REVENUE BONUS. The Company may pay Executive a bonus per project ("Project Bonus") on any revenue derived from specific projects. Such Project Bonus shall be as decided by the Board of Directors from time to time at its sole discrection.

            4.6. SALES BONUS. The Company may pay Executive a sales bonus (the "Sales Bonus"). The Sales Bonus shall be as decided by the Board of Directors from time to time at its sole discrection.

            4.7. INCENTIVE STOCK OPTIONS. The Company shall issue incentive stock options to Executive pursuant to the Company's non-qualified Stock Option Plan. The parties confirm that such obligation has been satisfied with the execution of a separate Option Agreement dated August 11, 2003.

            4.8. EXPENSES. The Company shall reimburse Executive for all reasonable business or travel expenses and office related expenses incurred by Executive in the performance of his duties; including but not limited to: airfare, automobile rental, lodging, meals, telephone, copy costs, and supplies. The Company shall issue a mobile digital/cellular telephone and shall provide a $150.00 per month telephone allowance. The Company shall provide the Executive with a company car in accordance with the guidelines set out by the Board of Directors from time to time, or an equivalent car allowance in cash.

            4.9. EMEA OFFICE. The Company may elect to establish an EMEA office in Europe to act as the EMEA regional office. In such event, the Company may require that the Executive relocate to the same region as the EMEA office to conduct his day to day duties from such office. The office suite shall be shall be equipped with computers, telecommunication equipment, furniture, and other necessary supplies and equipment required for Executive to properly perform his duties. The Company shall pay any reasonable relocation costs in the event of such relocation together with a relocation bonus that shall be fixed by the Board of Directors.


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            4.10. BUSINESS TRAVEL. The Company and Executive recognize that it may periodically be necessary for Executive to travel on behalf of the Company. The Company agrees that whenever Executive is required to travel the class will be "economy" or whatever Company policy is established at the time of travel.

            4.11. ANNUAL VACATION. Executive shall be entitled to three weeks
(3) weeks vacation time each year without loss of compensation. In the event that Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, any unused vacation time shall carry over from year to year; at the option of the Company, such unused vacation may be paid to Executive based upon his annual rate of salary paid in the previous twelve months upon termination. Upon termination or expiration of this Agreement, any earned but unused vacation time will be paid to Executive based upon his annual rate of salary paid in the previous twelve (12) months.

            4.12. SICK LEAVE. Executive shall be entitled to ten (10) days sick leave each year without loss of compensation. Any earned but unused sick leave will be paid to Executive based upon his annual rate of the salary paid in the previous twelve months upon termination or expiration of this Agreement.

            4.13. HEALTH INSURANCE. The Company shall provide Executive and his immediate family members with comprehensive executive level health insurance that shall cover, medical, dental and vision. The type of healthcare and coverage shall be fixed by the Board of Directors from time to time.

            4.14. PAYMENT UPON SALE OR MERGER OF COMPANY. In the event the Company shall merge, sell a controlling interest, or sell a majority of its assets, the Company shall pay Executive eighteen (18) months salary.

      5. COMPENSATION UPON THE TERMINATION OF EXECUTIVE'S EMPLOYMENT.

            5.1. In the event this Agreement is terminated prior to its expiration for any reason, Executive shall be entitled to receive Executive's then current Base Salary, any and all accrued, earned but unpaid bonuses or benefits described in Section 4 of this Agreement. Further, Executive shall retain all rights to shares and vested stock options, and all other equity rights that may be granted to Executive from time to time. The benefits provided for in this provision are exclusive of any other rights or remedies which Executive would possess in the event the Company terminates the Agreement without cause. The Company agrees that in the event it terminates Executive's employment without cause, Executive retains all rights and remedies available under the law, and the Company will not urge or otherwise argue or assert in any legal, including judicial or arbitration, proceeding that any provision of this Agreement as constitutes a waiver of rights by Executive.

            5.2. In the event that Executive's employment is terminated pursuant to section 9.2, Executive's beneficiary or beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive's estate, shall be entitled to receive Executive's then current Base Salary through sixty (60) days after the date of his death.


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      6. PROPRIETARY MATTER. Except as permitted or directed by the Company,
Executive shall not during the term of his employment or at any time thereafter divulge, furnish, disclose, or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company ("Proprietary Matter") which Executive has acquired or become acquainted with or will acquire or become acquainted with, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer, distributor or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential, secret or non-public aspects of the business of the Company. Executive acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, Executive will refrain from any acts or omissions that would reduce the value of Proprietary Matter to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive nor shall it apply to any knowledge or information Executive had prior to the execution of this Agreement.

      7. VENTURES. If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program, or venture involving the Company and a third party or parties, all rights in the project, program, or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as provided in Section 4.4 above, Executive shall not be entitled to any interest in such project, program, or venture or to any commission, finder's fee or other compensation in connection therewith.

      8. NON SOLICITATION OF EMPLOYEES. During Executive's employment by the Company hereunder and for the one (1) year period following the termination of such employment for any reason, Executive shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person then employed full time by the Company.

      9. TERMINATION PRIOR TO EXPIRATION OF THE TERM.

            9.1 DISABILITY. Executive's employment shall terminate upon Executive becoming totally or permanently disabled for a period of six (6) months or more. For purposes of this Agreement, the term "totally or permanently disabled" or "total or permanent disability" means Executive's inability on account of sickness or accident, whether or not job related, to engage in regularly or to perform adequately his assigned duties under this Agreement. Prior to terminating the Agreement pursuant to this provision, the Company shall engage and consult one or more physicians as may be reasonable.

            9.2 DEATH OF EXECUTIVE. Executive's employment shall terminate immediately upon the death of Executive.

            9.3 TERMINATION FOR CAUSE. The Company may only terminate Executive's employment for "Cause" (as hereinafter defined in section 9.3.1). Termination for "Cause" shall have immediate effect in the event of such termination being carried out in any case defined in section 9.3.1 (i) through
(iv). In all other cases, no termination for "Cause" may be invoked by Company without first providing Executive with at least thirty (30) days written notice to correct any breach, default or causation. Such written notice shall set forth with reasonable specificity the Company's basis for such notice of termination and Executive shall have thirty (30) days to correct the condition set forth in the notice.


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                  9.3.1. CAUSE DEFINED. For the purpose of this section, the termination of this Agreement by Company for any of the following reasons shall be considered termination for Cause:

                  (i) Commission of a criminal act involving fraud, embezzlement or breach of trust or other act which would prohibit Executive from holding his position under the rules of the Securities and Exchange Commission.

                  (ii) Willful, knowing and malicious violation of written corporate policy or rules of the Company.

                  (iii) Willful, knowing and malicious misuse, misappropriation, or disclosure of any of the Proprietary Matters..

                  (iv) Misappropriation, concealment, or conversion of any money or property of the Company.

                  (v) Being under the habitual influence of intoxicating liquors or controlled substances while in the course of employment.

                  (vi) Intentional and non-trivial damage or destruction of property of the Company. For purposes of this provision non-trivial is defined to mean damage occurring in the course of a single act or occurrence in an amount exceeding four hundred dollars.

                  (vii) Reckless and wanton conduct which endangers the safety of other persons or property during the course of employment or while on premises leased or owned by the Company.

                  (viii) The performance of duties in a habitually
                        unsatisfactory manner after being repeatedly advised in writing by the Company of such unsatisfactory performance.

                  (ix) Continued incapacity on the part of Executive to perform his duties, unless waived by the Company.

            9.4. SURRENDER OF RECORDS AND PROPERTY. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, electronic media, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property (keys, office equipment, computers, mobile phones, credit cards, etc.) of the Company and Proprietary Matter, including but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.


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      10. ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or of which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. Upon such assignment by the Company, the Company shall obtain the assignees' written agreement enforceable by Executive to assume and perform, and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company. After any such assignment by the Company and such written agreement by the assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this section.

      11. INDEMNIFICATION. The Company shall indemnify Executive as provided in the Nevada revised statutes, Company's Charter or Bylaws in effect at the commencement of this Agreement. The scope of indemnification to which Executive is entitled shall not be diminished, but may be expanded by the Company, by amendment of the Company's Bylaws, Articles of Incorporation or otherwise. Executive shall indemnify and hold the Company harmless from all liability for loss, damages or injury resulting from the negligence or misconduct of Executive.

      12. MISCELLANEOUS.

            12.1 GOVERNING LAW. This Agreement is made under and shall be government by and construed in accordance with the laws of the State of California.

            12.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

            12.3 LEGAL PROCEEDINGS. Should any party institute or should the parties otherwise become a party to any action or proceeding to enforce or interpret this Agreement, the prevailing party in any such action or proceeding shall be entitled to receive from the non-prevailing party all costs and expenses of prosecuting or defending the action or proceeding. This Agreement and the rights of each party under this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

            12.4 WITHHOLDING TAXES. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

            12.5 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

            12.6 NO WAVIER. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.


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            12.7 SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

            12.8 NOTICES. Any and all notices, requests or other communications required or permitted in or by any provision of this Agreement shall be in writing and may be delivered personally or by certified mail directed to the addressee at such person's or entity's last known post office address, and if given by certified mail, shall be deemed to have been delivered when deposited in such, mail postage prepaid.

      This Agreement is executed on the date first written above at Irvine, California.


COMPANY:                                            EXECUTIVE:
COMPOSITE TECHNOLOGY CORPORATION                    DOMINIC J.G.G. MAJENDIE

By: /s/ Benton H Wilcoxon                            /s/ Dominic JGG Majendie
    --------------------------------                -------------------------
Title: CEO

APPROVED BY THE BOARD OF DIRECTORS
OF COMPOSITE TECHNOLOGY CORPORATION

At a meeting held on the 15th day of October, 2003


By: /s/ Benton H Wilcoxon
    -----------------------------------
    On behalf of the Board of Directors


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